UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Rubicon Technology, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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RUBICON TECHNOLOGY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 23, 2015

As a stockholder of RUBICON TECHNOLOGY, INC., a Delaware corporation (the “Company”), you are cordially invited to be present, either in person or by proxy, at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Hyatt Regency O’Hare, 9300 West Bryn Mawr Avenue, Rosemont, Illinois 60018 at 8:00 a.m. local time, on June 23, 2015, for the following purposes:

1. To elect Michael E. Mikolajczyk as director, for a three-year term;

2. To ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015;

3. To approve an amendment to the Company’s Certificate of Incorporation to implement a majority voting standard in uncontested director elections; and

4. To transact such other business as may properly come before the meeting or any continuation or adjournment thereof.

Only stockholders of record at the close of business on April 29, 2015 will be entitled to vote at the Annual Meeting and any adjournment thereof.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to stockholders via the Internet. These rules allow us to provide to you the information you need while lowering the costs and environmental impact associated with printing and mailing proxy materials for the Annual Meeting. On or about May 14, 2015, we will mail to our stockholders a notice containing instructions on how to access the proxy materials and vote on the matters described above. In addition, the notice will include instructions on how you can request a paper copy of the proxy materials.

We hope that you can attend the Annual Meeting. Whether you attend the Annual Meeting or not, your vote is important, and we encourage you to vote your shares promptly. We are pleased to offer multiple options for voting your shares. You may vote your shares via the Internet or by telephone, mail or written ballot at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

MARDEL A. GRAFFY

SECRETARY

Bensenville, Illinois

April 30, 2015

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to Be Held on June 23, 2015.

This Proxy Statement and the 2014 Annual Report are available at:

www.proxyvote.com

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	1
PROPOSAL 1: ELECTION OF DIRECTORS	6
Nominee For Election to a Three-Year Term	6
Directors Whose Terms Do Not Expire This Year	6
CORPORATE GOVERNANCE	8
Director Independence	8
Board of Directors Leadership Structure	8
Board of Directors Oversight of Risk	8
Committees of the Board of Directors and Meetings	9
Code of Ethics	10
Compensation Committee Interlocks and Insider Participation	11
Policies and Procedures Governing Director Nominations	11
Stockholder Communications with the Board of Directors	11
Attendance at Annual Meeting	12
REPORT OF THE AUDIT COMMITTEE	12
DIRECTOR COMPENSATION	12
EXECUTIVE COMPENSATION	14
Executive Officers	14
Compensation Discussion and Analysis	14
Compensation Committee Report	21
Compensation Risks	22
Summary Compensation Table	22
2014 Grants of Plan-Based Awards	23
Outstanding Equity Awards at 2014 Fiscal Year-End	24
2014 Option Exercises and Stock Vested	25
2014 Pension Benefits	25
2014 Nonqualified Deferred Compensation	25
Employment and Severance Arrangements	25
Potential Payments upon Termination of Employment	28
Limitation on Liability and Indemnity	29
PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	30
PROPOSAL 3: APPROVAL OF AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO IMPLEMENT A MAJORITY VOTING STANDARD IN UNCONTESTED DIRECTOR ELECTIONS	31
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	33
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	37
ADDITIONAL INFORMATION	38

APPENDIX A Proposed Amendment to the Company’s Certificate of Incorporation	A-1

i

RUBICON TECHNOLOGY, INC.

900 EAST GREEN STREET

BENSENVILLE, ILLINOIS 60106

Corporate Internet Site: www.rubicontechnology.com

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 23, 2015

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1. Why did I receive these proxy materials?

We are providing this meeting notice, proxy statement and proxy card (the “Proxy Materials”), or a notice regarding the Internet availability of such Proxy Materials (the “Notice of Internet Availability of Proxy Materials”), in connection with the solicitation by the Board of Directors of Rubicon Technology, Inc., a Delaware corporation (“Rubicon,” the “Company,” “we,” “us,” or “our”), of proxies to be voted at our 2015 Annual Meeting of Stockholders (the “Annual Meeting”). The proxies also may be voted at any continuations, adjournments or postponements of the Annual Meeting. This proxy statement contains information you may use when deciding how to vote in connection with the Annual Meeting. We are first sending the Proxy Materials (or Notice of Internet Availability of Proxy Materials) to stockholders on or about May 14, 2015.

2. When and where is the Annual Meeting, and who may attend?

The Annual Meeting will be held on June 23, 2015 at 8:00 a.m. local time, at the Hyatt Regency O’Hare, 9300 West Bryn Mawr Avenue, Rosemont, Illinois 60018. Stockholders who are entitled to vote and our invited guests may attend the Annual Meeting.

3. What do I need to attend the Annual Meeting?

Stockholders of Record. If you are a “Stockholder of Record” and plan to attend the Annual Meeting, please bring photo identification.

Beneficial Owners. If you are a “Beneficial Owner” and you plan to attend the Annual Meeting, you must present proof of your ownership of Rubicon shares as of April 29, 2015, such as a bank or brokerage account statement or a letter from the bank, broker or other nominee indicating that you are the beneficial owner of the shares, as well as photo identification. If you wish to vote at the Annual Meeting, you must also obtain a signed proxy from your bank, broker or other nominee who holds the shares on your behalf in order to cast your vote.

The answer to Question 11 describes the difference between Stockholders of Record and Beneficial Owners.

4. What proposals are being presented for stockholder vote at the Annual Meeting?

There are three proposals from Rubicon to be considered and voted on at the Annual Meeting:

1.	Proposal 1: To elect Michael E. Mikolajczyk as director, for a three-year term (see page 6).

2.	Proposal 2: To ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 (see page 30).

3.	Proposal 3: To approve an amendment to the Company’s Certificate of Incorporation to implement a majority voting standard in uncontested director elections (see page 31).

5. How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares (1) “FOR” the election of Michael E. Mikolajczyk, (2) “FOR” the ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 and (3) “FOR” approving an amendment to the Company’s Certificate of Incorporation to implement a majority voting standard in uncontested director elections.

6. Are there any other matters to be acted upon at the Annual Meeting?

We do not know of any other matter to be presented or acted upon at the Annual Meeting. If any matters not set forth in the meeting notice included in the Proxy Materials are properly brought before the Annual Meeting, the persons named in the enclosed proxy card will vote thereon in accordance with their best judgment.

7. Who is entitled to vote at the Annual Meeting?

You are entitled to vote if you owned shares of our common stock, par value $0.001 per share, as of the close of business on the record date, April 29, 2015. Each share of common stock is entitled to one vote and there is no cumulative voting. As of April 29, 2015 we had 26,197,843 shares of common stock outstanding. Both Delaware law and our bylaws require our Board of Directors to establish a record date in order to determine who is entitled to receive notice of the Annual Meeting, and to attend and vote at the Annual Meeting and any continuations, adjournments or postponements thereof.

8. How many votes must be present to hold the Annual Meeting?

In order for us to conduct the Annual Meeting, holders of a majority of our outstanding shares of common stock as of the close of business on April 29, 2015 must be present in person or by proxy. This is referred to as a quorum. As of April 29, 2015, we had 26,197,843 shares of common stock outstanding. Accordingly, the presence of the holders of common stock representing at least 13,098,923 shares will be required to establish a quorum. Your shares are counted as present if you attend the Annual Meeting and vote in person or if you properly return a proxy over the Internet, by telephone or by mail. Abstentions and broker non-votes will be counted for purposes of establishing a quorum.

9. What are broker non-votes?

Your broker or nominee is not permitted to use discretion and vote your shares on non-routine matters, such as the election of directors (Proposal 1) and proposals related to compensation matters, without instructions. Shares that are not permitted to be voted by your broker are called “broker non-votes.” Votes that are withheld and broker non-votes will not be included in determining the number of votes cast and, therefore, will have no effect on these non-routine matters. For Proposal 3, an affirmative vote requires a vote of not less than 75% of the holders of the issued and outstanding shares of common stock entitled to vote. Abstentions and broker non-votes will have the same effect as a vote “against” the proposal. Therefore, we urge you to give voting instructions to your broker on “Proposal 1—Election of Directors” and “Proposal 3—Amendment to Certificate of Incorporation to Implement a Majority Voting Standard in Uncontested Director Elections.”

10. How many votes are needed to approve the proposals?

Proposal 1: The election of Michael E. Mikolajczyk as director requires the affirmative vote of the holders of shares representing a plurality of the votes cast in the election of directors. Votes that are withheld and broker non-votes will have no effect on the election of directors. The nominee will be appointed for a three-year term if he receives enough votes.

Proposal 2: The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter will be required to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year. There are no broker non-votes with respect to the ratification of Grant Thornton LLP’s appointment as independent auditor as it is a routine matter.

Proposal 3: The affirmative vote of not less than 75% of the holders of the outstanding shares of common stock entitled to vote on the matter will be required to approve an amendment to the Company’s Certificate of Incorporation. Abstentions and broker non-votes will have the same effect as a vote “against” the proposal.

In accordance with Delaware law, only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast “for” the particular matter, they will have the same effect as negative votes or votes against that matter.

If you are a Beneficial Owner, your broker or nominee may not be permitted to exercise voting discretion with respect to non-discretionary matters such as “Proposal 1—Election of Directors” and “Proposal 3—Amendment to the Company’s Certificate of Incorporation to Implement a Majority Voting Standard in Uncontested Director Elections.” Thus, if you do not give your broker or nominee specific instructions with respect to these non-discretionary matters, your shares will not be voted on such matters and will not be counted as shares entitled to vote on such matters. Therefore, we urge you to give voting instructions to your broker on the election of directors and the vote to amend the Company’s Certificate of Incorporation. Shares represented by such broker non-votes will be counted in determining whether there is a quorum. Abstentions and broker non-votes will have the same effect as a vote “against” the proposal.

If any other matter is properly submitted to the stockholders at the Annual Meeting, its adoption generally will require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on that matter.

The answer to Question 11 describes the difference between Stockholders of Record and Beneficial Owners.

11. What is the difference between holding shares as a Stockholder of Record and as a Beneficial Owner?

If your shares are registered in your name on the books and records of our transfer agent, you are a “Stockholder of Record.” Rubicon sent the Proxy Materials (or Notice of Internet Availability of Proxy Materials) directly to you.

If your shares are held for you in the name of your broker or bank, your shares are held in “Street Name” and you are considered the “Beneficial Owner.” The Proxy Materials have been forwarded to you by your broker, bank or other holder of record, who is considered, with respect to those shares, the Stockholder of Record. As the Beneficial Owner, you have the right to direct your broker, bank or other Stockholder of Record on how to vote your shares by using the voting instruction card included in the mailing. The answer to Question 15 describes brokers’ discretionary voting authority and when your bank or broker is permitted to vote your shares without instructions from you. The answer to Question 3 describes how Beneficial Owners may attend the Annual Meeting.

12. How do I vote?

Stockholders of Record. If you are a Stockholder of Record and you received a printed copy of the Proxy Materials by mail, you may vote in person at the Annual Meeting or by one of the following methods:

•	By Mail. Complete, sign and date the enclosed proxy card and return it in the prepaid envelope provided;

•	By Telephone. Call the toll-free telephone number set forth on the proxy card (1-800-690-6903) and follow the recorded instructions; or

•	By Internet. Access the secure Internet website registration page identified on the proxy card, and follow the instructions.

Please refer to the specific instructions set forth on the proxy card you received.

If you are a Stockholder of Record and you received a Notice of Internet Availability of Proxy Materials, you may vote in person at the Annual Meeting, by accessing the secure Internet website registration page identified on the Notice of Internet Availability of Proxy Materials and following the instructions, or by mail or telephone if you request a printed copy of the Proxy Materials by calling the toll-free telephone number set forth on the Notice of Internet Availability of Proxy Materials (1-800-579-1639). Please refer to the specific instructions set forth in the Notice of Internet Availability of Proxy Materials you received.

Please note that the Internet and telephone voting facilities for Stockholders of Record will close at 11:59 p.m. Eastern Time on June 22, 2015. The individuals named as proxies on the proxy card will vote your shares in accordance with your instructions.

Beneficial Owners. If your shares are held by a bank, broker or other nominee, you should have received instructions on how to vote or instruct the broker to vote your shares from your bank, broker or other nominee. Please follow their instructions carefully. If you give the broker voting instructions, your shares will be voted as you direct. Please note that banks, brokers and other nominees may not vote your shares on the election of directors or the vote to amend the Company’s Certificate of Incorporation in the absence of your specific instructions as to how to vote. Please provide your voting instructions so your vote can be counted. If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy, executed in your favor, from your bank, broker or other nominee. Please consult the voting instruction card provided to you by your broker, bank or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

13. What can I do if I change my mind after I vote my shares?

If you are a Stockholder of Record, you can revoke your proxy before it is counted by (1) sending written notice of revocation that is later dated than the date of your proxy to Mardel A. Graffy, our Secretary, at 900 East Green Street, Bensenville, Illinois 60106, (2) timely delivering a valid, later-dated proxy that we receive no later than the conclusion of voting at the Annual Meeting or (3) voting in person at the Annual Meeting.

If you are a Beneficial Owner of shares, you may submit new voting instructions by contacting your bank, broker or other Stockholder of Record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to Question 12.

14. What if I do not specify a choice for a matter when returning a proxy?

Proxies that are signed and returned but do not contain voting instructions will be voted (1) “FOR” the election of Michael E. Mikolajczyk to a three-year term, (2) “FOR” the ratification of Grant Thornton LLP as our independent registered accounting firm for the fiscal year ending December 31, 2015 and (3) “FOR” approving an amendment to the Company’s Certificate of Incorporation to implement a majority voting standard in uncontested director elections. If you are a Beneficial Owner, see Question 15 below.

If necessary, and unless the shares represented by the proxy are voted in a manner contrary to the manner described in the preceding paragraph, the persons named in the proxy may also vote in favor of a proposal to recess the Annual Meeting and to reconvene it on a subsequent date or dates, without further notice, in order to solicit and obtain sufficient votes to approve or disapprove any matters being considered at the Annual Meeting.

15. Will my shares be voted if I do not provide my proxy or instruction form?

If you are a Stockholder of Record and do not provide a proxy, you must attend the Annual Meeting in order to vote. If you are a Beneficial Owner and hold shares through an account with a bank or broker, your shares may be voted on certain matters if you do not provide voting instructions. Brokerage firms have the authority under the New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on routine matters. The ratification of the selection of independent auditors is considered a routine matter. The election of directors and the vote to amend the Company’s Certificate of Incorporation are not considered routine matters. When a proposal is not routine and the brokerage firm has not received voting instructions from the beneficial owner, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote. We urge you to give voting instructions to your broker on “Proposal 1—Election of Directors” and “Proposal 3—Approval of Amendment to the Company’s Certificate of Incorporation to Implement a Majority Voting Standard in Uncontested Director Elections.”

16. What does it mean if I receive more than one proxy card?

If you received multiple proxy cards, it means that you hold your shares in different ways (e.g., trust, custodial accounts, joint tenancy) or in multiple accounts. You should complete, sign, date and return your proxy card(s), as described in each proxy card you received.

17. Who will pay for the cost of this proxy solicitation?

We will bear the cost of this proxy solicitation. In addition to solicitation by mail, some of our directors, officers and employees may solicit proxies in person or by telephone at no additional compensation. We will also ask Stockholders of Record who are brokerage firms, custodians and fiduciaries to forward the Proxy Materials to the Beneficial Owners of such shares and upon request we will reimburse such Stockholders of Record for the customary costs of forwarding the Proxy Materials.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Board of Directors currently consists of five directors, who are divided into three classes with staggered terms. Our bylaws permit our Board of Directors to establish by resolution the authorized number of directors. The term of Michael E. Mikolajczyk as director of the Company will expire at this Annual Meeting. Following the recommendation of the Nominating and Governance Committee, the Board of Directors recommends the re-election of Mr. Mikolajczyk for a three-year term.

Although Mr. Mikolajczyk has indicated his willingness to serve if elected, if at the time of the Annual Meeting he is unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person as the Board of Directors may designate.

All of our directors bring to our Board of Directors a wealth of executive leadership experience derived from their service as corporate executives as well as service as directors on other boards. When evaluating director candidates, the Nominating and Governance Committee takes into account all factors it considers appropriate, which include (a) ensuring that the Board of Directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “financial expert,” as that term is defined by the rules of the Securities and Exchange Commission (the “SEC”)), and local or community ties and (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially. The Committee also considers geographical, cultural, experiential and other forms of diversity when evaluating director candidates. In addition, the Committee also may consider the extent to which the candidate would fill a present need on the Board of Directors. Information about the nominee for election as directors and about our other directors whose terms of office do not expire this year, including their business experience for the past five years, appears below.

NOMINEE FOR ELECTION TO A THREE-YEAR TERM

Our Board of Directors recommends that you vote “FOR” the election of this director to a three-year term.

Michael E. Mikolajczyk, 63, served as a member of our Board of Directors from June 2001 until May 2002 and rejoined our Board of Directors in March 2004. Mr. Mikolajczyk also serves as a member of our Audit and Compensation Committees. Since September 2003, Mr. Mikolajczyk has served as managing director of Catalyst Capital Management, LLC, a private equity firm. From 2001 through 2003, Mr. Mikolajczyk worked as an independent consultant providing business and financial advisory services to early stage and mid-cap companies. Mr. Mikolajczyk also served as vice chairman of Diamond Management & Technology Consultants, Inc., a management and technology consulting firm, from 2000 to 2001, president from 1998 to 2000 and chief financial officer from 1994 to 1998. Mr. Mikolajczyk served as chief financial officer of Technology Solutions Company, a business solutions provider, from 1993 to 1994. Mr. Mikolajczyk served as a director of Diamond Management & Technology Consultants, Inc. from 1994 to 2010 and served as director of Kanbay International, Inc. from 2004 to 2007. Mr. Mikolajczyk is a CPA in the State of Michigan and holds a BS in business from Wayne State University and an MBA from Harvard Business School. Mr. Mikolajczyk’s qualifications to sit on our Board of Directors include his experience as an operating executive and his years of experience of providing business and financial advisory services. Mr. Mikolajczyk is a financial expert with extensive experience in corporate governance.

DIRECTORS WHOSE TERMS DO NOT EXPIRE THIS YEAR

Continuing Directors for Term Ending Upon the 2016 Annual Meeting of Stockholders

Don N. Aquilano, 48, has served as a member of our Board of Directors since May 2002 and as the chairman of our Board of Directors since May 2005. He currently serves as a member of our Audit and Nominating and

Governance Committees. Since 2000, Mr. Aquilano has served as managing director and president of Gazelle TechVentures, a venture capital fund. Also, since 2004, Mr. Aquilano has served as managing partner of Blue Chip Venture Company, a venture capital fund, and since 2010 as general partner of Allos Ventures, a venture capital fund. Mr. Aquilano holds a BS from the University of Arizona and an MBA from Harvard Business School. We believe that Mr. Aquilano is qualified to serve on our Board of Directors based on his extensive experience in managing venture funds, which has resulted in financial expertise and knowledge of good governance practices. As chairman, Mr. Aquilano has been actively involved with the Company’s operations and the markets we serve for many years.

Donald R. Caldwell, 68, joined us in February 2001 as a member of our Board of Directors. He currently serves on our Compensation and Nominating and Governance Committees. In March 1999, Mr. Caldwell founded Cross Atlantic Capital Partners, Inc., a venture capital fund manager, and he presently serves as its chairman and chief executive officer. Prior to founding Cross Atlantic Capital Partners, Mr. Caldwell was president and chief operating officer and a director of Safeguard Scientifics, Inc., a holding company which provides management resources and capital, from 1996 to 1999. In addition, from 1994 to 2010, Mr. Caldwell served as a director of Diamond Management & Technology Consultants, Inc., a management and technology consulting firm, and he also serves as a director of Fox Chase Bancorp Inc., the holding company of Fox Chase Bank a Pennsylvania State-Chartered Savings Bank established in 1867, Quaker Chemical Corporation, a provider of process chemicals and chemical specialties, Haverford Trust Company, a provider of wealth advisory and investment management services, Voxware, Inc., a supplier of voice driven solutions, InsPro Technologies Corporation (formerly Health Benefits Direct Corporation), a leader in enterprise insurance policy administration systems supporting group, individual life, health, annuity and hybrid products, Amber Road (formerly Management Dynamics, Inc.), a provider of global trade management solutions for importers, exporters and logistic service providers, Rootstock Software, a provider of enterprise software solutions for discrete manufacturers, Sagence Group, Inc., a management advisory firm dedicated to helping clients maximize data assets, Stoneridge Investment Partners, LLC, a money management firm, and Lightning Gaming, Inc., a developer and marketer of automated poker tables and slot machines. In addition to Mr. Caldwell’s role as a director of InsPro Technologies, he also assumed the roles of Chairman and Chief Executive Officer, effective January 2015. Mr. Caldwell was a CPA in the State of New York and holds a BS in accounting from Babson College and an MBA from the Harvard Business School. We believe that Mr. Caldwell is qualified to serve on our Board of Directors because of his extensive experience in corporate strategy development and financial expertise acquired through over 40 years of business experience.

Continuing Directors for Term Ending Upon the 2017 Annual Meeting of Stockholders

William F. Weissman, 56 has served as our president, chief executive officer and as a member of our Board of Directors since December 2014. Mr. Weissman joined us in July 2007 as our chief financial officer, treasurer and secretary. From 1995 to 2007, Mr. Weissman served in various capacities at Kanbay International, Inc., an information technology services firm, including chief financial officer, vice president, executive vice president and secretary. Additionally, Mr. Weissman served as a manager of Kanbay LLC, Kanbay International, Inc.’s immediate predecessor company, from December 1997 to August 2000. Mr. Weissman has also held various finance positions at Lockheed Electronics and Airco BOC. Mr. Weissman is a certified public accountant and holds a BA in business administration from Seton Hall University. Mr. Weissman’s qualifications to serve on our Board of Directors include his years of experience as a financial and operating executive with publicly traded global firms including his almost eight years of experience as our Chief Financial Officer and his in-depth familiarity with our business and operations.

Raymond J. Spencer, 64, joined us in January 2008 as a member of our Board of Directors and also serves on our Compensation, Audit, and Nominating and Governance Committees. Since January 2011, Mr. Spencer has been the chairman of the South Australian Economic Development Board, chairman of the South Australian Health and Medical Institute and is a director of a number of private companies in the United States and Australia. From February 2007 to December 2009, Mr. Spencer served as chief executive officer of the Financial

Services Strategic Business Unit of Capgemini SA, a provider of consulting, technology and outsourcing services. From February 1989 to February 2007, Mr. Spencer served as chairman and chief executive officer of Kanbay International, Inc., an information technology services firm. From 1970 to 1989, Mr. Spencer was employed by the Institute of Cultural Affairs (ICA), a not-for-profit development organization. At ICA, Mr. Spencer was the country head for India from 1970 to 1976 and was later involved in worldwide fundraising, government relations and investment operations. Mr. Spencer attended the Adelaide University School of Law. Mr. Spencer’s qualifications to sit on our Board of Directors include his global perspective and knowledge gained through experience in founding several successful businesses and as a chief executive officer of a publicly traded global information technology firm.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors undertook a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our Board of Directors determined that Messrs. Aquilano, Caldwell, Mikolajczyk and Spencer, representing four of our five directors, are “independent directors” as defined under the rules of the NASDAQ Global Market, constituting a majority of our Board of Directors as required by the rules of the NASDAQ Global Market. Raja M. Parvez, who served on our Board of Directors until his resignation in September 2014, was not deemed to be an independent director by our Board of Directors.

Board of Directors Leadership Structure

Our Board of Directors is led by an independent Chairman, Mr. Aquilano. Our Chief Executive Officer, Mr. Weissman, is the only member of the Board of Directors who is not an independent director. The Board has determined that having an independent Chairman is in the best interest of the Company’s stockholders at this time. The Board believes that this leadership structure is appropriate because it strikes an effective balance between management and independent director participation in the Board process. The independent Chairman role allows our President and Chief Executive Officer to focus on his management responsibilities in leading the business, setting the strategic direction of the Company and optimizing the day-to-day performance and operations of the Company. At the same time, the independent Chairman can focus on Board leadership, providing guidance to the Chief Executive Officer and the Company’s overall business strategy. The Board believes that the separation of functions between the Chief Executive Officer and Chairman of the Board provides independent leadership of the Board in the exercise of its management oversight responsibilities, increases the accountability of the Chief Executive Officer and creates transparency into the relationship among executive management, the Board of Directors and the stockholders. The independent Chairman regularly presides at executive sessions of the independent directors, without the presence of management. We have maintained this leadership structure since our inception.

Board of Directors Oversight of Risk

Our executive management team is responsible for our day-to-day risk management activities. The Board of Directors oversees these risk management activities, delegating its authority in this regard to the standing committees of the Board of Directors. The Audit Committee is responsible for discussing with executive management policies with respect to financial risk and enterprise risk management. The Audit Committee also oversees the Company’s corporate compliance programs. The Compensation Committee considers risk in connection with its design of compensation programs for our executives. The Nominating and Governance Committee reviews the Company’s corporate governance principles and their implementation. Each committee regularly reports to the Board of Directors. In addition to each committee’s risk management oversight, the

Board of Directors regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed.

The Board of Directors believes that the each committee’s risk oversight function, together with the efforts of the full Board of Directors and the Chief Executive Officer in this regard, enables the Board of Directors to effectively oversee the Company’s risk management activities.

Committees of the Board of Directors and Meetings

Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Described below are the membership and principal responsibilities of all of the committees of the Board of Directors, as well as the number of meetings held during fiscal year 2014. Each of these committees is composed entirely of non-employee directors who have been determined by our Board of Directors to be independent under the current requirements of the NASDAQ Global Market and the rules and regulations of the SEC. Each committee operates under a charter approved by the Board of Directors setting out the purposes and responsibilities of the committee. All committee charters are available for review on our website, www.rubicontechnology.com/Investors/Governance Documents. The information contained on our website is not a part of this proxy statement and shall not be deemed incorporated by reference into this proxy statement or any other public filing made by us with the SEC.

The Board of Directors held six meetings during fiscal year 2014. All directors attended at least 82% of the aggregate of the total number of meetings of our Board of Directors and the committees on which he served during 2014. Our non-employee directors meet regularly without our Chief Executive Officer present.

Audit Committee

Don N. Aquilano, Michael E. Mikolajczyk and Raymond J. Spencer serve on our Audit Committee. Mr. Mikolajczyk is the chairman of our Audit Committee. Our Board of Directors has determined that each member of our Audit Committee meets the requirements for financial sophistication and independence for Audit Committee membership under the current requirements of the NASDAQ Global Market and SEC rules and regulations. Our Board of Directors has also determined that Mr. Mikolajczyk is an “audit committee financial expert” as defined in the SEC rules. The Audit Committee’s responsibilities include, but are not limited to:

•	selecting and hiring our independent auditors, and approving the audit and permitted non-audit services to be performed by our independent auditors;

•	evaluating the qualifications, experience, performance and independence of our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy, effectiveness and integrity of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results;

•	preparing the Audit Committee report required by the SEC in our annual proxy statement; and

•	overseeing management with respect to enterprise and financial risk management.

Our Audit Committee held nine meetings during fiscal year 2014.

Compensation Committee

Donald R. Caldwell, Michael E. Mikolajczyk and Raymond J. Spencer serve on the Compensation Committee. Mr. Caldwell is the chairman of our Compensation Committee. The Compensation Committee’s responsibilities include, but are not limited to:

•	reviewing and approving our chief executive officer’s and other executive officers’ annual base salaries and annual bonuses;

•	evaluating and recommending to the Board of Directors incentive compensation plans;

•	overseeing an evaluation of the performance of our executive officers;

•	administering, reviewing and making recommendations with respect to our equity compensation plans;

•	reviewing and making recommendations to the Board of Directors with respect to director compensation; and

•	preparing the Compensation Committee report required by the SEC in our annual proxy statement.

The Compensation Committee engaged the consulting firm of Meridian Compensation Partners, LLC to assist us in analyzing our compensation structure and making suggestions for our future compensation structure. In accordance with the requirements of Regulation S-K, the Compensation Committee has determined that no conflict of interest has arisen with respect to the work of Meridian as compensation consultants to the Compensation Committee.

Our Compensation Committee held four meetings during fiscal year 2014.

Nominating and Governance Committee

Don N. Aquilano, Donald R. Caldwell and Raymond J. Spencer serve on the Nominating and Governance Committee. Mr. Spencer is the chairman of our Nominating and Governance Committee. The Nominating and Governance Committee’s responsibilities include, but are not limited to:

•	developing and recommending to the Board of Directors criteria for Board of Directors and committee membership;

•	assisting our Board of Directors in identifying prospective director nominees and recommending to the Board of Directors nominees for each annual meeting of stockholders;

•	recommending members for each committee to our Board of Directors;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board of Directors; and

•	overseeing the evaluation of the Board of Directors.

Our Nominating and Governance Committee held three meetings during fiscal year 2014.

Code of Ethics

We have adopted a code of business conduct and ethics (the “Code of Ethics”) that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The Code of Ethics is available on our website at www.rubicontechnology.com. We will post any amendments to the Code of Ethics, or any waivers of its requirements, to our website.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or previously served as one of our officers or employees. None of our named executive officers serve, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Policies and Procedures Governing Director Nominations

The Nominating and Governance Committee considers candidates for nomination to the Board of Directors from a number of sources, including recommendations by current members of the Board of Directors and members of management. Current members of the Board of Directors are considered for re-election unless they have notified us that they do not wish to stand for re-election. The Nominating and Governance Committee will also consider director candidates recommended by our stockholders. Stockholders desiring to submit recommendations for director candidates must follow the following procedures:

•

The Nominating and Governance Committee will accept recommendations of director candidates throughout the year; however, in order for a recommended candidate to be considered for nomination for election at an upcoming annual meeting of stockholders, the recommendation must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the anniversary date of our most recent annual meeting of stockholders, unless the date of the annual meeting is more than 30 days before or more than 60 days after June 23, 2016, in which case notice must be delivered not earlier than 90 days prior to such annual meeting and not later than 60 days prior to such annual meeting or the 10th day following the day on which we first publicly announce the date of such annual meeting.

•

This recommendation must be in writing and must include the following initial information: (i) the stockholder’s name and address, number of shares owned and proof of ownership; (ii) the name of the candidate; (iii) the candidate’s resumé or a listing of his or her qualifications to be a director of the Company; (iv) all other information regarding the candidate that would be required to be disclosed in a proxy statement filed with the SEC if the candidate were nominated for election to the Board of Directors; and (v) the candidate’s written consent to be named as a director if selected by the Nominating and Governance Committee and nominated by the Board of Directors. The Nominating and Governance Committee may subsequently request additional information regarding the candidate.

•	Recommendations must be sent by U.S. Mail, courier or expedited delivery service to Mardel A. Graffy, Secretary, Rubicon Technology, Inc., 900 East Green Street, Bensenville, Illinois 60106.

In evaluating nominees for director, the Nominating and Governance Committee is guided by, among other things, the objective that the Board of Directors be composed of qualified, dedicated and highly regarded individuals who have experience relevant to our operations and who understand the complexities of our business environment. See “Proposal 1: Election of Directors” on page 6 for a discussion of the evaluation of director candidates. The Nominating and Governance Committee may also consider other factors such as whether the candidate is independent within the meaning of the listing standards of the NASDAQ Global Market and whether the candidate meets any additional requirements for service on the Audit Committee. The Nominating and Governance Committee does not intend to evaluate candidates recommended by stockholders any differently than other candidates.

Stockholder Communications with the Board of Directors

Interested parties, including stockholders, may communicate by mail with all or selected members of the Board of Directors. Correspondence should be addressed to the Board of Directors or any individual director(s) or group or committee of directors either by name or title (for example, “Chairman of the Nominating and Governance Committee” or “All Non-Management Directors”). All correspondence should be sent c/o Mardel A. Graffy, Secretary, Rubicon Technology, Inc., 900 East Green Street, Bensenville, Illinois 60106.

Attendance at Annual Meeting

Directors are encouraged, but not required, to attend our annual stockholders’ meeting. All directors attended the 2014 Annual Meeting of Stockholders.

REPORT OF THE AUDIT COMMITTEE

The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Rubicon’s financial reporting process.

Rubicon’s management is responsible for the preparation, consistency, integrity and fair presentation of the financial statements, accounting and financial reporting principles, and systems of internal control and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Rubicon’s independent auditors, Grant Thornton LLP, are responsible for performing independent audits of the financial statements and internal control over financial reporting and issuing their reports thereon.

The Audit Committee conducted its oversight activities in accordance with the duties and responsibilities outlined in the Audit Committee charter. These activities included, but were not limited to, the following during the fiscal year ended December 31, 2014:

•

Reviewed and discussed with management and the independent auditors the audited financial statements, the quarterly financial statements, and the earnings press releases for the year ended December 31, 2014. Management has the primary responsibility for such financial statements and press releases.

•	Reviewed with management and the independent auditors management’s annual report on internal controls over financial reporting.

•

Discussed with the independent auditors the matters requiring discussion by the statement on Auditing Standards No. 16, as amended (“Communication with Audit Committees”), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•

Received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent auditors their independence.

In reliance on the committee’s review and discussions of the matters referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements and management’s annual report on internal controls over financial reporting be included in Rubicon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Michael E. Mikolajczyk, Chairman

Don N. Aquilano

Raymond J. Spencer

The foregoing Audit Committee Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

DIRECTOR COMPENSATION

Directors who are our employees or employees of our subsidiaries receive no cash remuneration for serving as directors. All non-employee directors receive an annual fee of $70,000, plus $5,500 per year for service on the

Audit Committee, $2,750 per year for service on the Compensation Committee, and $3,250 per year for service on the Nominating and Governance Committee. The Chairman of the Board of Directors receives an additional annual fee of $110,000. The Chairs of the Audit, Compensation and Nominating and Governance Committees receive, per year, $11,750, $6,000 and $5,000, respectively, in each case in lieu of committee service compensation. No additional payment is made for meeting attendance. Cash fees are paid in quarterly installments. Equity-based fees are paid in restricted stock or stock options; in fiscal 2014, fees were paid in cash and restricted stock (which vests in four equal installments at the end of each calendar quarter) only. In addition, each of our non-employee directors who is not a representative of a principal stockholder of our Company receives a one-time grant of restricted stock upon appointment to the Board of Directors. Each one-time restricted stock award is valued at $100,000, based on the market price of our common stock at the time of the grant, and vests ratably on each of the first three anniversaries of the date of grant. In September 2014, the Board of Directors granted Mr. Aquilano options with respect to 100,000 shares in recognition of the additional services he would be performing following the resignation of Mr. Parvez as President and Chief Executive Officer of the Company. We also have a policy of reimbursing directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at board or committee meetings or conducting Company business.

The following table sets forth information regarding the aggregate compensation we paid to the members of our Board of Directors for fiscal 2014:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)		Option Awards(1) ($)		Total ($)
Don N. Aquilano	133,140	114,365	(2)	334,099	(2)	581,604	(6)
William F. Weissman	—	—		—		—
Raja M. Parvez	—	—		—		—
Donald R. Caldwell	39,629	39,621	(3)	—		79,250
Michael E. Mikolajczyk	62,257	62,247	(4)	—		124,504	(6)
Raymond J. Spencer	61,633	61,620	(5)	—		123,253	(6)

(1)	Amounts reflect the aggregate grant date fair value of the stock option awards and restricted stock awards granted in 2014 in accordance with FASB ASC Topic 718, as discussed in Note 6 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.
(2)	On January 1, 2014, we granted Mr. Aquilano 11,494 shares of restricted stock, which vested in four equal installments at the end of each quarter of 2014, beginning March 31, 2014. On September 17, 2014, we granted Mr. Aquilano options with respect to 100,000 shares which will vest quarterly over a two year period, beginning December 31, 2014. As of December 31, 2014, Mr. Aquilano held options with respect to 117,570 shares and 2,873 unvested shares of restricted stock.
(3)	On January 1, 2014, we granted Mr. Caldwell 3,982 shares of restricted stock, which vested in four equal installments at the end of each quarter of 2014, beginning March 31, 2014. As of December 31, 2014, Mr. Caldwell held options with respect to 17,587 shares and 955 unvested shares of restricted stock. All equity compensation awarded to Mr. Caldwell is held for the benefit of Cross-Atlantic Technology Fund II and the Co-Investment Fund as credit against the management fees owed by such entities to Cross Atlantic Capital Partners, Inc, which is wholly-owned by Mr. Caldwell.
(4)	On January 1, 2014, we granted Mr. Mikolajczyk 6,256 shares of restricted stock, which vested in four equal installments at the end of each quarter of 2014, beginning March 31, 2014. As of December 31, 2014, Mr. Mikolajczyk held options with respect to 19,491 shares and 1,564 unvested shares of restricted stock.
(5)	On January 1, 2014, we granted Mr. Spencer 6,193 shares of restricted stock, which vested in four equal installments at the end of each quarter of 2014, beginning March 31, 2014. As of December 31, 2014, Mr. Spencer held options with respect to 16,588 shares and 1,548 unvested shares of restricted stock.
(6)	Includes $20,000 in cash and restricted stock awards with a value of $20,000 granted to each of Mr. Aquilano, Mr. Mikolajczyk and Mr. Spencer for their service on a special committee.

EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

The following table sets forth certain information concerning each of our executive officers. These executive officers, along with Raja M. Parvez, who served as our President and Chief Executive Officer until September 17, 2014, constitute our “named executive officers” for 2014.

Name	Age	Position
William F. Weissman	56	President, Chief Executive Officer and Director
Mardel A. Graffy	55	Chief Financial Officer, Treasurer and Secretary

William F. Weissman has served as our President, Chief Executive Officer and as a member of our Board of Directors since December 2014. Mr. Weissman joined us in July 2007 as our Chief Financial Officer, Treasurer and Secretary. From 1995 to 2007, Mr. Weissman served in various capacities at Kanbay International, Inc., an information technology services firm, including chief financial officer, vice president, executive vice president and secretary. Additionally, Mr. Weissman served as a manager of Kanbay LLC, Kanbay International, Inc.’s immediate predecessor company, from December 1997 to August 2000. Mr. Weissman has also held various finance positions at Lockheed Electronics and Airco BOC. Mr. Weissman is a certified public accountant and holds a BA in business administration from Seton Hall University.

Mardel A. Graffy has served as our Chief Financial Officer, Treasurer and Secretary since December 2014. Ms. Graffy joined us in January 2005 as Director of Finance and was named Controller in July 2007, Vice-President of Finance in July 2008 and Vice-President of Financial Operations in September 2014. From 1987 to 2004 she served in various capacities at FMC/FMC Technologies, Inc., a world leader among producers of chemicals and machinery for industry and agriculture, including project and reporting manager, employee service center controller and pension benefit manager, and consolidation and financial reporting manager. From 1982 to 1987 she was with KPMG, a public accounting firm. Ms. Graffy is a certified public accountant and holds a BS in accounting and business administration from Illinois State University.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for 2014 should be read together with the compensation tables and related disclosures set forth below.

Executive Summary

Our compensation programs are intended to align our named executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds the goals the Compensation Committee establishes with the objective of increasing stockholder value. Consistent with our pay for performance philosophy, the total compensation received by our named executive officers will vary based on individual and corporate performance measured against annual and long-term performance goals. Our named executive officers’ total compensation is comprised of a mix of base salary, annual incentive compensation and long-term incentive awards.

Below is a comparison of 2014 and 2013 revenue and earnings, which are key metrics on which the Compensation Committee measures management performance. Please see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K for a more detailed description of our fiscal year 2014 financial results.

	Year Ended December 31, 2014	Year Ended December 31, 2013
Revenue (in millions)	$45.7	$41.5
Net loss (in millions)	$(44.0)	$(30.4)
Diluted loss per share	$(1.70)	$(1.35)

Our financial performance is a key factor in the compensation decisions and outcomes for the fiscal year. In 2014 and 2013, executive officers were awarded no bonuses as target levels were not achieved.

We believe that the compensation of our executive officers should facilitate the achievement of short-term corporate goals as well as the performance of long-term business objectives. It is the responsibility of the Compensation Committee of our Board of Directors to administer our compensation practices to ensure that they are competitive and include incentives which are designed to appropriately drive corporate performance. Our Compensation Committee reviews and approves all of our compensation policies, including executive officer salaries, bonuses and equity incentive compensation.

We endeavor to maintain a high level of corporate governance over our executive pay programs. The following policies were in effect during 2013 and remained in effect in 2014:

•	No significant perquisites offered: Our executives participate in broad-based Company-sponsored programs on the same basis as other full-time employees.

•	Separation of Governance Positions: In line with corporate governance best practices, we have separated the roles of Chairman of the Board of Directors and Chief Executive Officer.

•	No SERPs: Our executives participate in the same retirement plan generally available to other full-time employees, and we do not offer supplemental executive retirement programs to our executives.

•

Executive ownership guidelines: We have implemented stock ownership guidelines for our executive officers, which are more fully described in “Elements of Our Executive Compensation Programs—Stock Ownership Guidelines” below.

•	No excise tax gross-ups: We do not provide change in control excise tax gross-ups in any of our executive employment agreements or compensation plans.

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Independence of executive compensation consultant: The compensation consultant historically used by the Compensation Committee does not provide any services to management and has no prior relationship with our named executive officers.

Objectives of Our Executive Compensation Programs

Our compensation programs for our named executive officers are designed to achieve the following objectives:

•	attract and retain talented and experienced executives in our industry;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	align the interests of our executives and stockholders, by encouraging executives to increase long-term stockholder value and rewarding executives when stockholder value increases; and

•	motivate our executives to manage our business to meet our short-term and long-term corporate goals and business objectives, and reward them for meeting these objectives.

We use a mix of short-term compensation in the form of base salaries and cash incentive bonuses and long-term compensation in the form of equity incentive compensation to provide a total compensation structure that is designed to encourage our executives to achieve these objectives.

Determining Executive Compensation

The Compensation Committee is responsible for developing, administering and interpreting the compensation program for executive officers and other key employees. Our Compensation Committee was appointed by our Board of Directors and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Compensation Committee may delegate some or all of its responsibilities to one or more subcommittees whenever necessary to comply with any statutory or regulatory requirements or otherwise deemed appropriate by the committee. The Compensation Committee has the authority to retain consultants and other advisors to assist with its duties and has sole authority to approve the fees and other retention terms of such consultants and advisors.

Historically, our chief executive officer has made recommendations to the Compensation Committee regarding the salaries, bonus arrangements and option grants, if any, for all key employees other than himself. For executive officers whose bonus awards are based partly on individual performance, the chief executive officer’s evaluation of such performance is provided to and reviewed by the Compensation Committee. Based on the foregoing, the Compensation Committee uses its judgment in making compensation decisions that will best carry out our philosophy and objectives for executive compensation.

Within the context of the overall objectives of our compensation programs, we determined the specific amounts of compensation to be paid to each of our executives in 2014 based on a number of factors, including, but not limited to:

•	the roles and responsibilities of our executives;

•	the individual experience and skills of our executives;

•	the amounts of compensation being paid to our other executives;

•	the performance of the Company against targets pre-established by the Board of Directors;

•	our executives’ historical compensation at our Company; and

•	our understanding of the amount of compensation generally paid by similarly situated companies to their executives with similar roles and responsibilities.

In evaluating the compensation generally paid by similarly situated companies, our Compensation Committee has obtained guidance on appropriate executive compensation practices from executive search firms in the course of recruiting executives for Rubicon. In addition, we have historically taken into account available data relating to the compensation practices of other companies within and outside our industry. Generally, the Compensation Committee has engaged the consulting firm of Meridian Compensation Partners, LLC to assist us in analyzing our compensation structure and making suggestions for our future compensation structure. Except as otherwise discussed below, the Compensation Committee does not engage in formal benchmarking of compensation, but rather considers the data provided by our compensation consultant along with the other factors described above in making suggestions for our compensation structure.

Stockholder Say on Pay

At our 2014 Annual Meeting of Stockholders, our stockholders approved, on an advisory basis, our executive compensation program with approximately 98% support. Taking into account the favorable outcome of our stockholder advisory approval vote at the 2014 Annual Meeting of Stockholders, we did not make specific changes to our executive compensation program in 2014. We will continue to take into account the result of future stockholder advisory votes when reviewing and monitoring our compensation program and structure.

At our 2011 Annual Meeting of Stockholders, our stockholders approved a three-year frequency of stockholder advisory voting to approve our executive compensation with approximately 54% support. In accordance with the voting results, we provide our stockholders with an opportunity to cast an advisory vote on executive compensation every three years.

Elements of Our Executive Compensation Programs

Our executive compensation primarily consists of base salary, cash incentive and discretionary bonuses, equity-based incentives and benefit programs. We believe it is important that the interests of our executives are aligned with those of our long-term stockholders; therefore, equity incentive compensation constitutes a significant portion of our total executive compensation.

We discuss each of the primary elements of our executive compensation in detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to complement each other and collectively serve all of our executive compensation objectives described above.

Annual cash compensation

Base salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team when considered in combination with the performance-based and other components of our compensation program. The base salary of each executive officer is reviewed annually to determine if it is equitably aligned with our other executive officers and is at a sufficient level to attract and retain top talent. Salaries are adjusted to reflect individual roles and performance and may be increased at other times if a change in the scope of the officer’s responsibilities justifies such consideration or in order to maintain salary equity among executive officers. We believe that a competitive base salary is a necessary element of any compensation program designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can serve as an effective reward for the executives’ overall performance.

Our executives’ base salaries reflect the initial base salaries that we negotiated with each of them at the time of his or her initial employment and our subsequent adjustments to these amounts. We formally evaluate executive performance on an annual basis, and these evaluations are one of the factors considered in making adjustments to base salaries. After consideration of the Company’s performance within our industry, the base salaries for our named executive officers were not increased in 2014.

Cash incentive bonuses

The primary objectives of our incentive bonus plan are to provide an incentive for superior work, to motivate our executives toward even higher achievement and business results, to tie our executives’ goals and interests to ours and our stockholders’ and to enable us to attract and retain highly qualified individuals. These targets are typically set in the first three months of the year. The targets under our incentive bonus plan are based on internal financial goals set in connection with our Board of Directors’ consideration and approval of our annual operating plan. These targets are set at levels that we believe can be achieved if our executive officers perform at a high level and if the assumptions underlying our annual operating plan prove correct. Going forward, the performance criteria and targets for cash incentive bonuses will be as mutually agreed upon by the independent directors and the executive. For 2014, Mr. Parvez and Mr. Weissman were entitled to receive a bonus of one-half of their base salary and Ms. Graffy was entitled to receive a bonus of 25% of her base salary, in each case based on our achieving positive net income for the fourth quarter after an accrual for the expense associated with the earning of Restricted Stock and Options. The Compensation Committee believed this was the most appropriate criterion for a company at our stage of development and considering current and projected market conditions. The target for cash incentive bonuses was not met and therefore no incentive cash bonuses were paid to executive officers for fiscal 2014.

Signing Bonus

In connection with Mr. Weissman’s appointment as Interim Chief Executive Officer and President in September 2014, the Board of Directors approved a $100,000 cash bonus payable to Mr. Weissman, with $50,000 payable on the date of the Company’s next regular payroll and the remaining $50,000 payable on the earlier of (i) the six (6) month anniversary of Mr. Weissman’s appointment or (ii) such time as the Company hires a new Chief Executive Officer. The second half of the signing bonus was paid in March 2015.

Equity incentive compensation

In 2008, our Board of Directors adopted a policy generally to grant equity awards to executives once per year to the extent equity awards are to be granted during such year (except in the case of newly hired executives, as described below). With respect to newly hired executives, our practice is typically to make equity grants at the first meeting of the Board of Directors following such executive’s hire date. We do not have any program, plan or practice to time equity awards in coordination with the release of material non-public information.

On June 25, 2014, the Company granted annual equity awards to executives. Mr. Parvez was awarded stock options valued at $187,500 and was issued restricted stock valued at $187,500. Also on June 25, 2014, Mr. Weissman was awarded stock options valued at $93,750 and was issued restricted stock valued at $93,750. Vesting of the options and restricted shares granted to each of Mr. Parvez and Mr. Weissman were subject to the Company achieving positive net income for the fourth quarter after an accrual for the expense associated with the earning of restricted stock and options. The 2014 net income goal target was not achieved and the stock option and restricted stock awards were forfeited by Messrs. Parvez and Weissman.

After evaluating which key milestones were likely to provide the Company with a significantly enhanced market position, the Company achieving positive net income for the fourth quarter (after an accrual for the expense associated with the earning of restricted stock and options) was chosen as the applicable performance measure to govern the vesting of the awards. The Compensation Committee believed this was the most appropriate criterion for the Company to determine the value of the executive’s efforts.

To assist the Compensation Committee in determining the size of annual equity grants, the Compensation Committee engaged Meridian Compensation Partners to conduct an analysis of the equity award practices of a group of companies in the same or similar industries. The peer group companies selected were: Advanced Analogic Technologies Incorporated, ATMI Inc., Bolt Technology Corporation, Cascade Microtech Inc., Cree Inc., Hittite Microwave Corporation, II-VI Incorporated, IPG Photonics Corporation, Lighting Sciences Group Corporation, Maxwell Technologies, Incorporated, MIPS Technologies, Inc., Supertex, Inc., Veeco Instruments Inc. and Volterra Semiconductor Corporation. Given that the Company’s size, in terms of revenue, was at the 25th percentile of the peer group, the Compensation Committee believed it appropriate to target equity award values at up to only 85% of the median award size of the peer group. The grant date value of annual equity awards to those persons serving as executive officers at the time of the June 2014 awards represented an average of approximately 65% of the corresponding 2012 median awards for the peer group.

In addition, Mr. Parvez and Mr. Weissman were eligible for additional grants of restricted stock and stock options valued at $62,500 in the case of Mr. Parvez and $31,250 in the case of Mr. Weissman, if, in the discretion of the Board, they met additional objectives established by the Board for performance in 2014. These objectives included, but were not limited to, the hiring of a Senior Vice President of Sales and Marketing, development of a long term organizational and succession plan, the establishment of the strategic direction and key initiatives for the Company’s business and the effective performance by, and communication with, the Company’s executive committee. At the Board’s discretion, no additional restricted stock or stock options were granted.

In addition, in connection with their appointments to their new positions in September 2014, the Company’s Board of Directors also approved the grant of options to purchase 100,000 shares of Company common stock for Mr. Weissman and 25,000 shares of Company common stock for Ms. Graffy, each with a ten-year term and an exercise price equal to the closing price of the Company’s common stock on the date prior to the date of grant. Mr. Weissman’s options vest quarterly over a two-year period and Ms. Graffy’s options vest in four equal annual installments. In November 2014, as part of our annual equity grants to senior management, the Compensation Committee awarded Ms. Graffy restricted stock units valued at 25% of her base salary at the time. The restricted stock vests annually over a three year period and, to be eligible to receive the award, her performance rating must be at least “satisfactory”.

The 2014 stock options and restricted shares were granted pursuant to our 2007 Stock Incentive Plan, as amended and restated (the “2007 Plan”), which was adopted by our Board of Directors and our stockholders in connection with our initial public offering. The 2007 Plan permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and bonus shares. The 2007 Plan replaced our 2001 Equity Plan effective upon the consummation of our initial public offering.

Stock ownership guidelines

On September 18, 2012, the Compensation Committee approved stock ownership guidelines for executive officers of the Company. Under the stock ownership guidelines, the executive officers are expected to hold common stock with a value equal to a designated multiple of annual base salary. The Chief Executive Officer target share ownership level is a value equal to three times his annual base salary and the Chief Financial Officer and other executive officers target share ownership level is one times their annual base salary. The executive officers are to comply within five years from the date the guidelines become applicable to them. Shares that count toward satisfaction of the stock ownership guidelines include:

•	shares owned outright;

•	in-the-money value of vested stock options;

•	unvested restricted stock;

•	restricted stock units; and

•	vested shares in 401(k) plan.

As of December 31, 2014, Mr. Weissman was on track to meet the targeted stock ownership guidelines within the prescribed time and Ms. Graffy was in compliance with the targeted stock ownership guidelines.

Benefits

All of our executive officers are eligible for benefits offered to employees generally, including life, health, disability and dental insurance and our 401(k) plan. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our executive officers. The Compensation Committee, in its discretion, may revise the executive officers’ benefits if it deems it advisable.

Severance and change in control arrangements

Our named executive officers have employment and/or other agreements that provide various benefits triggered by such employment-related actions as termination without cause, resignation with good reason and/or termination without cause following a change in control. Such benefits may include salary continuation, guaranteed bonuses, lump sum severance and/or the acceleration of stock option vesting. See “—Employment and Severance Arrangements” below for a description of the severance and change in control arrangements for our named executive officers.

In addition, each of our equity incentive plans provides for a potential acceleration of vesting of outstanding awards in the event that we undergo a change in control, as defined in such plans. The 2007 Plan provides that in the event of change in control, as defined in the 2007 Plan, each outstanding award will be treated as the Compensation Committee determines, including that the successor corporation or its parent or subsidiary may be required to assume or substitute an equivalent award for each outstanding award. The Compensation Committee is not required to treat all awards similarly. If there is no assumption or substitution of outstanding awards, the award recipient will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse and all performance goals or other vesting requirements for performance awards will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met. If an option or stock appreciation right is not assumed or substituted, the Compensation Committee will provide notice to the award recipient that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the Compensation Committee in its discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

In setting the terms of and determining whether to approve these severance and change in control arrangements, our Compensation Committee or Board of Directors, as applicable, recognized that executives often face challenges securing new employment following a termination of their existing employment and that distractions created by uncertain job security may have a detrimental impact on their performance. None of the foregoing benefits is triggered by a change in control unless the named executive officer’s employment is terminated without cause following such change in control or the award is not assumed, or an equivalent right substituted, by the successor corporation. We believe the acceleration of option vesting under such circumstances is appropriate to preserve the benefit intended to be provided to the executive while avoiding the acceleration of benefits where the executive is enjoying a continuation of the same or comparable benefit following the change in control. The levels of severance benefits were set based on our Board of Directors’ collective experience and insight regarding severance benefits offered to executives at comparable companies.

Effect of accounting and tax treatment on compensation decisions

In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to us and our executives. In this regard, we began utilizing restricted stock and/or restricted stock units as additional forms of equity compensation incentives in fiscal 2014 in response to changes in the accounting treatment of equity awards under FASB ASC Topic 718 Stock Compensation. While we consider the applicable accounting and tax treatment, these factors alone are not dispositive, and we also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives.

Section 162(m) of the Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to our chief executive officer and each of our next three most highly compensated executive officers other than our chief financial officer, unless certain specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Code, is fully deductible if the programs are approved by stockholders and meet other requirements. We will continue to assess the impact of Section 162(m) on our compensation practices and determine whether to qualify equity and cash awards as performance-based compensation.

COMPENSATION COMMITTEE REPORT

As detailed in its charter, the Compensation Committee of the Board of Directors oversees Rubicon’s executive compensation program on behalf of the Board of Directors. In the performance of this function, the Compensation Committee, among other things, reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Donald R. Caldwell, Chairman

Michael E. Mikolajczyk

Raymond J. Spencer

The foregoing Compensation Committee Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION RISKS

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

The Compensation Committee reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded:

•	significant weighting towards equity incentive compensation discourages short-term risk taking;

•	a substantial portion of equity incentive compensation is based on time vesting in addition to any performance vesting, which discourages short-term risk taking;

•	cash incentive bonus awards are capped by the Compensation Committee and awards for exceeding targets are discretionary.

Furthermore, as described in our Compensation Discussion and Analysis, compensation decisions include subjective considerations, which restrain the influence of formulae or objective factors on excessive risk taking.

SUMMARY COMPENSATION TABLE

The table below sets forth, for the 2014, 2013, and 2012 calendar years, the compensation earned by our current and former president and chief executive officer and our chief financial officer. Such persons are referred to herein as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
William F. Weissman	2014	243,056	50,000	93,750	427,850	—	—		814,656
President and Chief	2013	233,950	—	132,678	125,000	—	—		491,628
Executive Officer	2012	227,136	—	—	—	—	—		227,136

Raja M. Parvez(3)	2014	381,620	—	187,500	187,500	—	332,557	(4)	1,089,177
Former President and Chief	2013	479,041	—	265,365	250,000	—	—		994,406
Executive Officer	2012	465,088	—	—	—	—	—		465,088

Mardel A. Graffy	2014	165,191	—	39,742	82,252	—	—		287,185
Chief Financial Officer

(1)	On September 17, 2014, the Company granted Mr. Weissman a $50,000 cash bonus upon his appointment as interim Chief Executive Officer.
(2)	Amounts represent the full grant date fair value of the stock option awards, restricted stock awards and restricted stock units granted in 2014 and 2013 (no equity awards were granted in 2012), calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the stock option awards and restricted stock awards, please see Note 6 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 .
(3)	Mr. Parvez resigned as President and Chief Executive Officer on September 17, 2014.
(4)	Amount represents the portion of Mr. Parvez’s severance and continuation of benefits paid in 2014 under the terms of his separation agreement. For a further description of Mr. Parvez’s separation agreement and payments thereunder, please see “—Employment and Severance Arrangements” and “—Potential Payments Upon Termination Of Employment.”

2014 GRANTS OF PLAN-BASED AWARDS

The following table provides information for each of the Company’s named executive officers regarding 2014 plan-based awards, including annual and long-term incentive award opportunities.

Name	Grant Date	Type of Award	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target(1) ($)	All Other Stock Awards: Number of Shares of Stock (#)	All Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards(2) ($)/sh	Closing Market Price of Shares Subject to Options on the Grant Date ($)	Grant Date Fair Value of Stock and Option Awards(3) ($)
William F. Weissman	—	Annual Incentive Award	121,528	—	—	—	—	—
	June 25, 2014	Restricted Stock	—	11,201				99,241
	June 25, 2014	Stock Options			17,465	8.37	8.86	93,751
	September 17, 2014	Stock Options	—	—	100,000	5.20	5.32	334,099
Raja M. Parvez	—	Annual Incentive Award	239,520
	June 25, 2014	Restricted Stock		22,401				198,473
	June 25, 2014	Stock Options			34,930	8.37	8.86	187,500
Mardel A. Graffy	—	Annual Incentive Award	41,297	—	—	—	—	—
	September 19, 2014	Stock Options	—	—	25,000	5.12	5.01	82,252
	November 1, 2014	Restricted Stock Units	—	8,971	—	—	—	39,742

(1)	Amounts represent the potential annual cash incentive award for each executive officer under our incentive bonus plan if the 2014 targets under the plan were achieved. Actual cash incentive awards earned in fiscal 2014 are reported in the “Summary Compensation Table.” There are no threshold or maximum payouts for our annual cash incentive awards; accordingly, those columns have been omitted in accordance with SEC rules.
(2)	Exercise price of option awards are based on the closing price on NASDAQ of the Company’s common stock on the day before the grant date.
(3)	Values for restricted stock unit awards are based on the closing price of a share of our common stock on the grant date. Values for stock option awards are based on the grant date value calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the restricted stock and stock option awards, please see Note 6 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the “Summary Compensation Table” and the “2014 Grants of Plan-Based Awards” table was paid or awarded, are described above under “Compensation Discussion and Analysis.” See also “—Employment and Severance Arrangements.”

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

The following table sets forth our outstanding equity awards as of December 31, 2014.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
William F. Weissman	1,514		—		—	8.45	June 18, 2017
	95,174		—		—	8.45	August 29, 2017
	75,000		—		—	4.01	February 27, 2019
	50,000		—		—	19.21	December 8, 2019
	50,000		—		—	19.21	December 8, 2019
	15,636	(1)	7,819		—	7.97	July 1, 2023
	12,500	(2)	87,500		—	5.20	September 16, 2024
								5,227	(1)	23,887	(8)

Raja M. Parvez(3)	136,942		—		—	8.45	September 17, 2016
	107,692		—		—	14.00	September 17, 2016
	225,000		—		—	4.01	September 17, 2016
	100,000		—		—	19.21	September 17, 2016
	100,000		—		—	19.21	September 17, 2016
	15,636		—		—	7.97	September 17, 2016

Mardel A. Graffy	5,769		—		—	4.94	January 31, 2015
	1,923		—		—	0.78	June 30, 2016
	3,846		—		—	8.45	June 18, 2017
	7,692		—		—	8.45	August 29, 2017
	10,000		—		—	18.50	December 2, 2017
	30,000		—		—	4.01	February 27, 2019
	15,000		—		—	32.67	June 22, 2020
	11,250	(4)	3,750	(4)	—	10.19	December 13, 2021
	—		25,000	(5)	—	5.12	September 19, 2024
								3,465	(6)	15,835	(8)

								8,971	(7)	40,997	(8)

(1)	These options and shares of restricted stock were subject to performance goals relating to sales, cost reduction, and new customer development. These goals were met as of December 31, 2013. Therefore, one-third of the options and restricted stock vested on each of June 30, 2014 and December 31, 2014, and the remaining one-third of the options and restricted stock will vest on December 31, 2015, provided that Mr. Weissman remains employed with us through the applicable vesting date.
(2)	The stock options vest quarterly over a period of two years with the first vesting date on December 31, 2014, provided that Mr. Weissman remains employed with us through such date.
(3)	Pursuant to the terms of the Separation Agreement, all of Mr. Parvez’s vested options will expire on the second anniversary of the date of his termination. All of Mr. Parvez’s unvested stock awards were forfeited as of the date of his termination.
(4)	The stock options vest annually over a period of four years with the first vesting date on December 13, 2012, provided that Ms. Graffy remains employed with us through the applicable vesting date.

(5)	The stock options vest annually over a period of four years with the first vesting date on September 19, 2015, provided that Ms. Graffy remains employed with us through the applicable vesting date.
(6)	The restricted stock units vest annually over a period of four years with the first vesting date on November 1, 2014, provided that Ms. Graffy remains employed with us through the applicable vesting date.
(7)	The restricted stock units vest annually over a period of three years with the first vesting date on November 1, 2015, provided that Ms. Graffy remains employed with us through the applicable vesting date.
(8)	The market value of unvested stock awards is calculated by multiplying the number of unvested shares of restricted stock or restricted stock units by $4.57, the closing price of the Company’s common stock on NASDAQ on December 31, 2014.

2014 OPTION EXERCISES AND STOCK VESTED

The following table provides additional information about the value realized by the named executives on stock awards vested in 2014. No stock options were exercised in 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
William F. Weissman	—	—	10,454	68,521
Raja M. Parvez	—	—	10,455	91,481
Mardel A. Graffy	—	—	1,156	5,126

(1)	Represents the gross number of shares acquired upon vesting of restricted stock or restricted stock units, without taking into account any shares withheld to satisfy applicable tax obligations.
(2)	The value of restricted stock and restricted stock units vesting was calculated by multiplying the number of vested restricted shares or restricted stock units by the closing sales price of our common stock on the date of vesting.

2014 PENSION BENEFITS

None of our named executive officers participate in or have any account balance in qualified or nonqualified defined benefit plans sponsored by us.

2014 NONQUALIFIED DEFERRED COMPENSATION

None of our named executive officers participates in or has any account balance in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us.

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

William F. Weissman

We entered into an employment agreement with Mr. Weissman, our chief executive officer, on February 18, 2015. The key terms of the agreement are summarized below. Previously, we had entered into an employment agreement with Mr. Weissman, effective as of July 30, 2007, for his position as chief financial officer. The key terms of Mr. Weissman’s previous employment agreement are noted below.

Term.    The term of Mr. Weissman’s current employment agreement commenced on December 9, 2014 and continues thereafter unless and until his employment is terminated pursuant to the terms of the agreement.

Compensation.    Under the terms of his agreement, Mr. Weissman is entitled to a 2015 base salary of $300,000 and is eligible to receive a bonus of $150,000 based upon the achievement of certain objectives and criteria mutually agreed upon by the Board and Mr. Weissman (the “Cash Bonus”). The Cash Bonus, if achieved by Mr. Weissman, will be paid no later than March 31, 2016. In addition, the Board, in its sole discretion, may determine to pay Mr. Weissman a discretionary cash bonus. For years after 2015, the Board shall review his eligibility for similar bonuses based upon the achievement of certain objectives and criteria mutually agreed upon by the Board and Mr. Weissman. In addition, in consideration of his services as the Company’s interim chief executive officer, the Company paid Mr. Weissman a cash payment of $50,000 at the time of his appointment, with a second cash payment of $50,000 paid on March 12, 2015. Under his previous agreement, Mr. Weissman was originally entitled to a 2007 annual base salary of $200,000 and an annual discretionary bonus targeted at 25% (subsequently increased to 40%) of his annual base salary. Mr. Weissman’s actual salary and bonus for 2014 are shown in the “Summary Compensation Table” above.

Equity.    Upon the execution of the agreement in 2015, Mr. Weissman was granted restricted stock units in the number of whole shares nearest the target value of $100,000, determined by using the fair market value at the date of grant. The vesting condition metrics of the restricted stock units were determined by the Compensation Committee. 50% of the RSUs will vest if the Company’s operations are cash flow positive, meaning that the Company is cash flow positive for the fourth quarter of 2015 and is reasonably expected to be cash flow positive in 2016. If, and only if that target is achieved, then 25% of the RSUs will vest if the Company’s patterned sapphire wafer (“PSS”) infrastructure is running at full capacity, 15% of the RSUs will vest if the Company has generated revenue from sales of Sapphire on Glass (“SoG”) and has satisfactorily completed the proof of concept work on its near-net shape pure sapphire products, and 10% of the RSUs will vest if the run rate of annualized revenue from the Company’s optical business for 2015, based on revenue recognized in the fourth quarter of 2015, is at least 50% greater than the revenue recognized in 2014, and such run rate is reasonably expected to continue at such level or greater for 2016.

In addition, on December 1, 2015, the Company will grant Mr. Weissman stock options in the whole shares nearest the target value of $250,000, determined by using the fair market value as determined under the plan at the date of grant. The options will have a 10 year term, a four year ratable vesting period, a 12 month period of exercise following the death of Mr. Weissman and all other conditions for vesting or exercise of stock options.

Severance terms.    In the event that Mr. Weissman’s employment agreement is terminated by us without “cause” or if he resigns for “good reason,” he will receive a continuation of his annual base salary for twelve months thereafter and certain of his options will become vested, provided that Mr. Weissman delivers a release of claims to the Company. In addition, he will receive a continuation of his medical and welfare benefits for a period of twelve months thereafter. If within one year after a change in control, we terminate Mr. Weissman without cause, he will be entitled to a lump sum payment equal to twelve months of his annual base salary in lieu of the salary continuation described above.

For purposes of Mr. Weissman’s agreement (i) “cause” generally is defined as willful misconduct materially and adversely affecting us; theft, fraud, embezzlement or similar behavior; indictment or conviction of a felony; or willfully failing to substantially perform the material duties of his position, other than failure resulting from incapacity due to physical or mental illness, following a demand for performance delivered by the Board of Directors and a specified cure period of not less than 10 days; and (ii) “good reason” generally is defined as a material reduction in base salary or benefits; substantial diminution in Mr. Weissman’s duties, responsibilities or title, if uncured by us within 30 days of receipt of notice from Mr. Weissman; or relocation for a period of greater than six consecutive months greater than 100 miles from the Chicago metropolitan area.

Restrictive covenants.    Mr. Weissman’s agreement contains customary non-competition and non-solicitation covenants on the part of Mr. Weissman. These restrictions survive for a period of 12 months after Mr. Weissman’s resignation or termination, and in the event of a breach of his employment agreement, the period is automatically extended by the period of the breach.

Raja M. Parvez

On September 17, 2014, Mr. Parvez resigned as board director, president and chief executive officer. Upon his resignation we entered into a Separation and General release agreement (the “Agreement”). The terms of Mr. Parvez’s Agreement are as follows:

Compensation.    Under the terms of the Agreement, Mr. Parvez is entitled to a payment equal to the sum of his annual salary and maximum annual bonus, an amount totaling $654,041, payable in two equal installments over a period of six months. We also agreed to pay Mr. Parvez’s health and welfare benefits for a period of twelve months. In addition, we also agreed to extend the date by which Mr. Parvez may exercise any of his vested stock options to the earlier of the existing expiration date of such option or September 16, 2016.

Restrictive covenants.    Mr. Parvez’s employment agreement contained customary non-competition and non-solicitation covenants on the part of Mr. Parvez. These restrictions survive for a period of twelve months after Mr. Parvez’s resignation, expiring in September 2015.

Mardel A. Graffy

We entered into an employment agreement with Ms. Graffy, our chief financial officer, on February 18, 2015. The key terms of the agreement are summarized below.

Term.    The term of the agreement commenced on December 9, 2014 and continues thereafter unless and until her employment is terminated pursuant to the terms of the agreement.

Compensation.    Under the terms of her agreement, Ms. Graffy is entitled to a 2015 annual base salary of $200,000 and is eligible to receive a bonus of $60,000 based upon the achievement of certain objectives and criteria mutually agreed upon by the Board and Ms. Graffy (the “Cash Bonus”). The Cash Bonus, if achieved by Ms. Graffy, will be paid no later than March 31, 2016. For years after 2015, the Board shall review her eligibility for similar bonuses based upon the achievement of certain objectives and criteria mutually agreed upon by the Board and Ms. Graffy. Ms. Graffy’s actual salary and bonus for 2014 are shown in the “Summary Compensation Table” above.

Equity.    Upon the execution of the agreement in 2015, Ms. Graffy was granted restricted stock units in the number of whole shares nearest the target value of $50,000, determined by using the fair market value at the date of grant. The vesting condition metrics of the restricted stock units were determined by the Compensation Committee. 50% of the RSUs will vest if the Company’s operations are cash flow positive, meaning that the Company is cash flow positive for the fourth quarter of 2015 and is reasonably expected to be cash flow positive in 2016. If, and only if that target is achieved, then 25% of the RSUs will vest if the Company’s patterned sapphire wafer (“PSS”) infrastructure is running at full capacity, 15% of the RSUs will vest if the Company has generated revenue from sales of Sapphire on Glass (“SoG”) and has satisfactorily completed the proof of concept work on its near-net shape pure sapphire products, and 10% of the RSUs will vest if the run rate of annualized revenue from the Company’s optical business for 2015, based on revenue recognized in the fourth quarter of 2015, is at least 50% greater than the revenue recognized in 2014, and such run rate is reasonably expected to continue at such level or greater for 2016.

In addition, on December 1, 2015, the Company will grant Ms. Graffy stock options in the whole shares nearest the target value of $100,000, determined by using the fair market value as determined under the plan at the date of grant. The options will have a 10 year term, a four year ratable vesting period, a 12 month period of exercise following the death of Ms. Graffy and all other conditions for vesting or exercise of stock options.

Severance terms.    In the event that Ms. Graffy’s employment agreement is terminated by us without “cause” or if she resigns for “good reason,” she will receive a continuation of her annual base salary for six months thereafter and certain of her options and restricted stock units will become vested, provided that Ms. Graffy delivers a release of claims to the Company. In addition, she will receive a continuation of her medical and welfare benefits for a period of six months thereafter. If within two years after a change in control, we terminate Ms. Graffy without cause or she resigns for good reason, she will be entitled to a lump sum payment equal to fifty percent of her annual base salary in lieu of the salary continuation described above.

For purposes of Ms. Graffy’s agreement (i) “cause” generally is defined as willful misconduct materially and adversely affecting us; theft, fraud, embezzlement or similar behavior; indictment or conviction of a felony; or willfully failing to substantially perform the material duties of her position, other than failure resulting from incapacity due to physical or mental illness, following a demand for performance delivered by the Board of Directors and a specified cure period of not less than 10 days; and (ii) “good reason” generally is defined as a material reduction in base salary or benefits; substantial diminution in Ms. Graffy’s duties, responsibilities or title, if uncured by us within 30 days of receipt of notice from Ms. Graffy; or relocation for a period of greater than six consecutive months greater than 100 miles from the Chicago metropolitan area.

Restrictive covenants.    Ms. Graffy’s agreement contains customary non-competition and non-solicitation covenants on the part of Ms. Graffy. These restrictions survive for a period of 12 months after Ms. Graffy’s resignation or termination, and in the event of a breach of her employment agreement, the period is automatically extended by the period of the breach.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

The table below shows the estimated amount of payments and benefits that we would provide to the named executive officers assuming that their employment was terminated as of December 31, 2014 by us without “cause,” or by the officer with “good reason” (each as defined in the respective named executive officer’s employment agreement), including following a change in control. The table also shows the estimated amount of benefits that we would provide upon the occurrence of a change in control as of December 31, 2014, if the named executive officer’s options were not assumed, or an equivalent right substituted, by the successor corporation. The table below includes benefits payable under the employment agreements with Mr. Weissman and Ms. Graffy that were entered into on February 18, 2015. The information provided for Mr. Parvez represents amounts actually paid or to be paid in connection with his termination of employment on September 17, 2014.

	Cash Severance			Continuation of Medical and Welfare Benefits ($)	Accelerated Vesting of Equity Awards(1) ($)	Total Benefits ($)
	Salary Continuation ($)	Bonus ($)	Lump Sum ($)
William F. Weissman
Termination without cause	300,000	—	—	11,074	125,442	436,516
Termination for good reason	300,000	—	—	11,074	125,442	436,516
Termination following a change in control	—	—	300,000	11,074	125,442	436,516
Change in control(2)	—	—	—	—	125,442	125,442
Mardel A. Graffy
Termination without cause	100,000	—	—	5,537	107,610	213,147
Termination for good reason	100,000	—	—	5,537	107,610	213,147
Termination following a change in control	—	—	100,000	5,537	107,610	213,147
Change in control(2)	—	—	—	—	107,610	107,610
Raja M. Parvez
Termination without cause	—	—	654,041	11,074	—	665,115

(1)

The value of option vesting acceleration was calculated by multiplying the number of shares subject to each accelerated option by the difference between the fair market value of our common stock as of December 31, 2014 and the exercise price of the option. The value of restricted stock and restricted stock units vesting acceleration was calculated by multiplying the number of accelerated restricted shares and restricted stock units by the fair market value of our common stock as of December 31, 2014. Amounts shown include the restricted stock units that were granted in 2015 to Mr. Weissman and Ms. Graffy upon the execution of their employment agreements. The fair market value of our common stock as of December 31, 2014 was $4.57.
(2)	Assumes stock options are not assumed, or equivalent rights substituted, by the successor corporation.

LIMITATION ON LIABILITY AND INDEMNITY

Our amended and restated certificate of incorporation contains provisions that limit or eliminate the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as a director, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered into agreements and intend to continue to enter into agreements to indemnify our executive officers and directors. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding for which indemnification is available. We believe these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

PROPOSAL 2:

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Grant Thornton LLP (“Grant Thornton”) to serve as the Company’s independent auditors for the fiscal year ending December 31, 2015 and is submitting this matter to the stockholders for their ratification. Grant Thornton has served as the Company’s independent auditors since 2002. One or more representatives of Grant Thornton will be present at the Annual Meeting to make a statement if they desire to do so and to be available to respond to appropriate questions that may be asked by stockholders.

In the event the proposal to ratify the selection of Grant Thornton is defeated, the adverse vote will be considered as a direction to the Board of Directors to select other independent auditors for the next fiscal year ending December 31, 2016. However, because of the expense and difficulty in changing independent auditors after the beginning of a year, the Board of Directors intends to allow the appointment for the fiscal year ending December 31, 2015 to stand unless the Board of Directors finds other reasons for making a change.

Audit Fees

The aggregate fees billed by Grant Thornton for audit services (audit of the Company’s annual financial statements, reviews of the Company’s interim unaudited financial statements, and assistance with and review of SEC filings) for fiscal 2014 and fiscal 2013 were $420,549 and $349,561, respectively.

Audit-Related Fees

There were no audit-related fees billed by Grant Thornton in fiscal 2014 or fiscal 2013.

Tax Fees

The aggregate fees billed by Grant Thornton in fiscal 2014 and fiscal 2013 for tax planning services were $39,315 and $28,250, respectively.

All Other Fees

There were no other fees billed by Grant Thornton in fiscal 2014 or fiscal 2013 for any other services.

Pre-Approval Policy and Procedures

In accordance with provisions of the Sarbanes-Oxley Act of 2002, the Audit Committee pre-approved all audit and non-audit services provided to the Company by its independent auditors.

Our Board of Directors recommends that you vote “FOR” the ratification of the selection of Grant Thornton LLP to serve as the Company’s independent auditors for the fiscal year ending December 31, 2015.

PROPOSAL 3:

APPROVAL OF AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO IMPLEMENT A MAJORITY VOTING STANDARD IN UNCONTESTED DIRECTOR ELECTIONS

Our Board of Directors voted unanimously to approve, and our stockholders are being asked to approve, an amendment to the Company’s Certificate of Incorporation to implement a majority voting standard in uncontested elections of directors.

Our Certificate of Incorporation currently provides that our directors are elected by a plurality vote of the shares present at the meeting and entitled to vote. Under this plurality vote standard, the director nominees who receive the highest number of affirmative votes cast are elected as directors. Accordingly, a director nominee may be elected regardless of the percentage of votes cast for his or her election, even if the number of “withheld” votes exceeds the number of “for” votes.

The proposed amendment to our Certificate of Incorporation would eliminate the plurality vote standard in an uncontested election of directors and would require that a director nominee be elected by the affirmative vote of a majority of the votes cast in the election of such director nominee. Accordingly, a nominee for director would be elected if the nominee obtains more “for” than “against” votes. Abstentions would not be counted as votes cast for or against a candidate. If, however, our Board of Directors determines that an election of directors is contested (i.e., an election where stockholders offer competing candidates and the number of nominees exceeds the number of directors to be elected), the proposed amendment provides that a plurality vote standard will apply and candidates receiving the greatest number of votes will be elected.

In October 2014, we received a communication from a stockholder encouraging the Board of Directors to consider adopting a majority vote standard in uncontested elections of directors. Our Nominating and Governance Committee and the Board of Directors reviewed that communication and carefully considered recent trends among U.S. public companies toward adopting such a standard. Several public companies have sought to foster greater director accountability to stockholders by adopting a majority vote standard that provides stockholders a means to affect the outcome of an uncontested director election. A majority vote standard allows stockholders to register dissent by voting “against” director nominees in uncontested elections. In such elections, a nominee will not be elected or re-elected if the votes “against” his or her election exceeds the votes “for” his or her election.

Our Nominating and Governance Committee and our Board of Directors determined that it is in the best interests of the Company and our stockholders to implement a majority vote standard in uncontested director elections. Our Board of Directors believes, however, that the plurality vote should continue to apply in contested director elections.

The implementation of the majority vote standard requires an amendment to our Certificate of Incorporation. This amendment consists of deleting subsection (c) of Article 7 of our Certificate of Incorporation, which refers to plurality voting, and substituting alternative language that provides for a majority vote standard in uncontested director elections. The text of the proposed revision to Article 7, marked with the proposed deletion, is attached as Appendix A to this Proxy Statement. If approved by our stockholders, this amendment will become effective upon the filing of a certificate of amendment with the Secretary of State of the State of Delaware (which is expected to occur promptly following the Annual Meeting).

Our Board of Directors also approved amendments to our bylaws to provide for a majority standard in uncontested director elections. However, as noted above, a plurality standard will continue to apply in the event of a contested director election. The bylaws amendments would also require, in an uncontested election, that an incumbent director who does not receive a majority of votes cast for his or her election promptly tender his or her resignation to the Board of Directors. Within 90 days of election, the Board of Directors must decide whether to accept the tendered resignation.

The amendments to our bylaws will be effective upon the amendment of the Certificate of Incorporation. If our stockholders do not approve the amendment to our Certificate of Incorporation to implement a majority vote standard in uncontested director elections, the corresponding amendments to our bylaws discussed above will not be implemented.

Our Board of Directors recommends that you vote “FOR” the approval of the amendment to the Certificate of Incorporation to implement a majority voting standard in uncontested director elections.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Security Ownership of Certain Beneficial Owners and Management

Unless otherwise noted, the following table sets forth, as of April 13, 2015, the beneficial ownership of our common stock by:

•	each person that is a beneficial owner of 5% of more of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of our directors, including the director nominee; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as described below, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of April 13, 2015 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Percentage of beneficial ownership is based on 26,197,843 shares of common stock outstanding as of April 13, 2015. Unless otherwise indicated in the footnotes below, the address for each beneficial owner is c/o Rubicon Technology, Inc., 900 East Green Street, Bensenville, Illinois 60106.

	Shares beneficially owned
Name of beneficial owner	Number	Percent
5% stockholders:
Ariel Investments, LLC(1)	3,809,373	14.5%
Columbia Wanger Asset Management, LLC(2)	3,400,000	13.0%
FMR LLC(3)	3,139,517	12.0%
The Co-Investment 2000 Fund, L.P.(4)(5) and Cross Atlantic Technology Fund II, L.P.(4)(6)	2,531,697	9.6%
BlackRock, Inc.(7)	1,563,677	6.0%
Royce & Associates, LLC(8)	1,517,348	5.8%

Raja M. Parvez(9)	687,270	2.6%

William F. Weissman(10)	326,459	1.2%
Mardel A. Graffy(11)	82,603	* %
Don N. Aquilano(12)	97,401	* %
Donald R. Caldwell(13)	2,538,797	9.6%
Michael E. Mikolajczyk(14)	148,275	* %
Raymond J. Spencer(15)	56,816	* %

All executive officers and directors as a group (6 persons)(16)	3,250,351	12.1%

*	Represents less than 1% of the outstanding shares of common stock.

(1)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G (the “Ariel 13G”), filed on February 13, 2015, with the SEC by Ariel Investments, LLC

(“Ariel “) with respect to ownership of shares of our common stock. The Ariel 13G reflects that Ariel has sole voting power with respect to 2,634,908 shares, and sole dispositive power with respect to 3,809,373 shares of our outstanding common stock. The principal business address of Ariel is 200 E. Randolph Drive, Suite 2900, Chicago, IL 60601. Ariel reports that clients for which Ariel acts as investment advisor have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, all of the shares reported by Ariel.
(2)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G (the “Columbia Wanger 13G”), filed on February 10, 2015 with the SEC by Columbia Wanger Asset Management, LLC (“Columbia Wanger”) with respect to ownership of shares of our common stock. The Columbia Wanger 13G reflects that Columbia Wanger beneficially owned 3,400,000 shares and had the sole power to vote and to dispose of all such shares. The number of shares includes share held by Columbia Acorn Fund (“Acorn”), a Massachusetts investment fund that is advised by Columbia Wanger Asset Management, LLC. Columbia Acorn Fund has sole voting and sole dispositive power with respect to 2,500,000 shares. As the investment adviser of Columbia Acorn Fund and various other investment companies, Columbia Wanger may be deemed to beneficially own the shares reported by Columbia Acorn Fund. Columbia Wanger disclaims beneficial ownership of these shares. The address of Columbia Wanger and Columbia Acorn Fund is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.
(3)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G (the “FMR 13G”), filed on February 13, 2015 with the SEC by FMR LLC (“FMR”), together with Edward C. Johnson 3d, Director and Chairman of FMR LLC, Abigail P. Johnson, Director, Vice Chairman, Chief Executive Officer and President of FMR LLC, and Fidelity Management & Research (Hong Kong) Limited (the “Fund”), with respect to ownership of shares of our common stock. The FMR 13G reflects that FMR beneficially owned 3,139,517 shares and has the sole power to dispose or direct the disposition of all such shares. The Schedule 13 G/A indicates that FMR LLC, Edward C. Johnson 3d and Abigail P. Johnson each have no voting power with respect to 3,139,517 shares. In addition, the FMR 13G reflects that Fidelity Management and Research (Hong Kong) Limited (“Fidelity”), as a wholly owned subsidiary of FMR is the beneficial owner of less than 5% or greater of the outstanding shares. Fidelity carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Board of Trustees. The address of FMR is 245 Summer Street, Boston, Massachusetts 02210.
(4)	Cross Atlantic Technology Fund II, L.P. (“Cross Atlantic Technology Fund II”) and The Co-Investment 2000 Fund, L.P. (the “Co-Investment Fund”) are limited partnerships in the business of venture capital investing. Each of these funds has appointed Cross Atlantic Capital Partners, Inc. as its investment manager. Donald R. Caldwell, a member of our Board of Directors, is a director of and owns 100% of Cross Atlantic Capital Partners, Inc. The address for each of these entities is 150 North Radnor-Chester Road Suite B101, Radnor, Pennsylvania 19087. Includes options to purchase 17,587 shares of common stock, which are exercisable within 60 days of April 13, 2015, 21,931 shares of common stock and 6,502 shares of restricted stock that are held by Donald R. Caldwell for the benefit of Cross-Atlantic Technology Fund II and the Co-Investment Fund as credit against the management fees owed by such entities to Cross Atlantic Capital Partners, Inc.
(5)	Includes 1,170,153 shares of common stock and immediately exercisable warrants to purchase 139,823 shares of common stock beneficially owned by The Co-Investment Fund. The general partner of The Co-Investment Fund is Co-Invest Management, L.P. (“Co-Invest Management”). Co-Invest Capital Partners, Inc. (“Co-Invest Capital”) is the general partner of Co-Invest Management. Mr. Caldwell is a stockholder, director and officer of Co-Invest Capital. Brian Adamsky and Frederick Tecce are officers of Co-Invest Capital and Messrs. Caldwell and Tecce are sometimes identified as managing directors of The Co-Investment Fund. Messrs. Caldwell, Adamsky and Tecce may be deemed to share voting and investment power with respect to all shares held by The Co-Investment Fund.
(6)

Includes 1,047,698 shares of common stock and immediately exercisable warrants to purchase 128,003 shares of common stock beneficially owned by Cross Atlantic Technology Fund II. XATF Management II, L.P. (“XATF Management II”) is the general partner of Cross Atlantic Technology Fund II. Cross Atlantic Capital Partners II, Inc. is the general partner of XATF Management II. Mr. Caldwell is a director, stockholder and officer of Cross Atlantic Capital Partners II. Messrs. Adamsky and Tecce are officers of

Cross Atlantic Capital Partners II, and together with Mr. Caldwell, are sometimes identified as managing directors of Cross Atlantic Technology Fund II and may be deemed to share voting and investment power with respect to all shares held by Cross Atlantic Technology Fund II.
(7)

The ownership information set forth in the table is based on information contained in a statement on Form 13G/A, filed on January 30, 2015 (the “BRI 13G”), with the SEC by BlackRock, Inc. with respect to ownership of shares of our common stock. The BRI 13G reflects that BlackRock, Inc. has sole voting power and sole dispositive power with respect to 1,563,677 shares of our outstanding common stock as a result of BlackRock, Inc. acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.

(8)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G/A (the “Royce 13G”), filed on January 21, 2015, with the SEC by Royce & Associates, LLC with respect to ownership of shares of our common stock. The Royce 13G reflects that Royce & Associates, LLC, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, has sole voting and sole dispositive power with respect to 1,517,348 shares of our outstanding common stock as a result of Royce & Associates, LLC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The address of Royce & Associates, LLC is 745 Fifth Avenue, New York, New York 10151.
(9)	Includes options to purchase 685,270 shares of common stock, which are exercisable within 60 days of April 13, 2015 and 2,000 shares of common stock owned by the Raja M. Parvez Trust dtd 11/14/2008.
(10)	Includes 8,907 shares of common stock and options to purchase 312,324 shares of common stock, which are exercisable within 60 days of April 13, 2015. Also includes 5,228 of restricted common stock that will vest on December 31, 2015 provided that Mr. Weissman remains employed with the Company through the applicable vesting date.
(11)	Includes options to purchase 79,711 shares of common stock, which are exercisable within 60 days of April 13, 2015, 792 shares of common stock and 2,100 shares of common stock owned by the Mardel A. Graffy Trust dtd 1/27/2005.
(12)	Includes 36,061 shares of common stock, 18,770 shares of restricted common stock and options to purchase 42,570 shares of common stock, which are exercisable within 60 days of April 13, 2015.
(13)	Includes 29,031 shares of common stock, 6,502 shares of restricted common stock and options to purchase 17,587 shares of common stock, which are exercisable within 60 days of April 13, 2015, owned by Mr. Caldwell. Also includes 2,217,851 shares of common stock and immediately exercisable warrants to purchase 267,826 shares of common stock beneficially owned by Cross Atlantic Technology Fund II, L.P. and The Co-Investment Fund 2000 L.P. See footnotes (4) through (6) above for a description of the relationship among Mr. Caldwell and Cross Atlantic Technology Fund II, L.P. and The Co-Investment Fund 2000 L.P.
(14)	Includes 117,953 shares of common stock, 10,216 shares of restricted common stock and options to purchase 19,491 shares of common stock, which are exercisable within 60 days of April 13, 2015. Also includes 615 options to purchase shares of common stock, which are exercisable within 60 days of April 13, 2015, held by his son, Mark Mikolajczyk. Michael Mikolajczyk disclaims beneficial ownership of the shares underlying the common stock option held by Mark Mikolajczyk.
(15)	Includes 30,115 shares of common stock, 10,113 shares of restricted common stock and options to purchase 16,588 shares of common stock, which are exercisable within 60 days of April 13, 2015.
(16)	Includes 2,442,810 shares of common stock, 50,829 shares of restricted common stock, warrants to purchase 267,826 shares of our common stock, which are exercisable within 60 days of April 13, 2015, and options to purchase 488,886 shares of our common stock, which are exercisable within 60 days of April 13, 2015, beneficially owned by our named executive officers and directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and to provide us copies of these reports. Based solely on a review of the copies of these reports furnished to us and written representations that no other reports were required to be filed, we believe that all filing requirements applicable to our officers, directors and beneficial owners of greater than 10% of our common stock were made timely during the fiscal year ended December 31, 2014, except that the December 31, 2013, vesting of the performance conditions relating to performance based option awards granted to each of Messrs. Weissman and Parvez were inadvertently reported late on Form 4s filed on July 3, 2014.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policy and Procedures for Review, Approval or Ratification

We recognize that transactions between Rubicon and related persons present a potential for actual or perceived conflicts of interest. Our general policies with respect to such transactions are included in our Code of Ethics which is administered by our Audit Committee. All employees and members of our Board of Directors agree to be bound by the Code of Ethics. As a supplement to the Code of Ethics, the Audit Committee adopted a policy setting out the procedures and standards to be followed for the identification and evaluation of “related party transactions.” For purposes of the policy, a related party transaction is any transaction or series of related transactions in excess of $120,000 in which we are a party and in which a “related person” has a material interest. Related persons include our directors, director nominees, executive officers, beneficial owners of 5% or more of any class of our voting securities and members of their immediate families. The Audit Committee has determined that certain transactions are deemed to be pre-approved under this policy. These include (i) transactions with another company in which the related person’s only interest is as a director or beneficial owner of less than 10% of the equity interests in that other company and (ii) certain compensation arrangements that have either been disclosed in our public filings with the SEC or approved by our Compensation Committee.

We collect information about potential related party transactions in our annual questionnaires completed by directors, executive officers and certain beneficial owners of 5% or more of any class of our voting securities. Potential related party transactions are first reviewed and assessed by our corporate secretary to consider the materiality of the transactions and then reported to the Audit Committee. If a related party transaction is identified during the year, it is reported promptly to the Audit Committee. The Audit Committee reviews and considers all relevant information available to it about each related party transaction. A related party transaction is approved or ratified only if the Audit Committee determines that it is in, or is not inconsistent with, our best interests and those of our stockholders and is in compliance with the Code of Ethics.

We did not have any related party transactions during 2014.

ADDITIONAL INFORMATION

Stockholder Proposals for Inclusion in the Proxy Statement

Any proposal that a stockholder intends to present for action at the 2016 Annual Meeting of Stockholders (“2016 Annual Meeting”) must be received by the Company no later than January 15, 2016, in order for the proposal to be included in the proxy statement and form of proxy for the 2016 Annual Meeting. Any such proposal must meet the applicable requirements of the Exchange Act and the rules and regulations thereunder. Such proposals should be sent to Mardel A. Graffy, Secretary, Rubicon Technology, Inc., 900 East Green Street, Bensenville, Illinois 60106.

Other Stockholder Proposals and Nominations

Our bylaws prescribe the procedures that a stockholder must follow to nominate persons for election to the Board of Directors at an annual meeting or to bring other business before an annual meeting (other than matters that have been included in our proxy statement for such meeting). Any nomination or proposed business that is not made in accordance with these procedures will be disregarded. The following summary of these procedures is qualified by reference to our bylaws, a copy of which may be obtained, without charge, from Mardel A. Graffy, Secretary, Rubicon Technology, Inc., 900 East Green Street, Bensenville, Illinois 60106.

A stockholder who intends to nominate a director for election or bring other business before the 2016 Annual Meeting must deliver timely written notice thereof to Mardel A. Graffy, our Secretary, at the address for the principal executive offices shown above and must be a Stockholder of Record at the time notice is delivered. To be timely, the notice must be delivered not later than April 24, 2016 and not earlier than March 25, 2016 unless the date of the 2015 Annual Meeting is more than 30 days before or more than 60 days after June 23, 2016, in which case notice must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which we first publicly announce the date of such annual meeting.

Any such notice must contain the information specified in the bylaws regarding the stockholder giving the notice and, as applicable, each person whom the stockholder wishes to nominate for election as a director and the other business proposed to be brought before the 2016 Annual Meeting.

With respect to stockholder proposals not included in the Company’s proxy statement for the 2016 Annual Meeting, the persons named in the Board of Directors’ proxy for such meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Exchange Act, including with respect to proposals not received by the Company within a reasonable time before the mailing of the proxy statement for the 2016 Annual Meeting.

“Householding” of Proxy Materials

We have delivered only one Notice of Internet Availability of Proxy Materials to multiple stockholders who share an address, unless we received contrary instructions from the affected stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice and, if applicable, Proxy Materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. Stockholders should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit their request to: Mardel A. Graffy, Secretary, Rubicon Technology, Inc., 900 East Green Street, Bensenville, Illinois 60106.

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2014, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, CAN BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO MARDEL A. GRAFFY, SECRETARY, RUBICON TECHNOLOGY, INC., 900 EAST GREEN STREET, BENSENVILLE, ILLINOIS 60106.

April 30, 2015	By Order of the Board of Directors,
Mardel A. Graffy Secretary

Appendix A

AMENDMENT TO CERTIFICATE OF INCORPORATION TO IMPLEMENT A MAJORITY

VOTING STANDARD IN UNCONTESTED DIRECTOR ELECTIONS

If stockholders approve Proposal 3 to amend the Company’s Certificate of Incorporation, the text indicated by underline will be added and the text indicated by strike-through will be deleted.

ARTICLE 7

ELECTION OF DIRECTORS

*****

(c) ~~Directors shall be elected by the affirmative vote of the plurality of shares present in person or by proxy at the meeting and entitled to vote.~~ Subject to the rights, if any, of the holders of any series of Preferred Stock to elect directors, at each meeting of the stockholders for the election of directors at which a quorum is present, the vote required for election of a director shall, except in a contested election, be the affirmative vote of a majority of the votes cast in favor of or against such nominee. In a contested election, a nominee receiving a plurality of the votes cast at such election shall be elected. Abstentions and broker non-votes, if any, although counted for quorum purposes, will not count as a vote cast with respect to any election of directors. An election shall be considered to be contested if (i) the Secretary of the Corporation receives one or more notices that a stockholder (or group of stockholders) has nominated a person for election to the Board in compliance with the advance notice procedures for stockholder nominees for director set forth in the Corporation’s then-current bylaws; (ii) such nomination would cause the number of nominees to exceed the number of positions on the Board to be filled by election at the meeting; and (iii) all such nominations have not been withdrawn by such stockholder(s) on or before the 14th day prior to the date the Corporation files its definitive proxy statement with respect to the subject meeting.

*****

A-1

RUBICON TECHNOLOGY, INC. 900 E. GREEN STREET, UNIT A BENSENVILLE, IL 60106

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M92384-P66627 KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

RUBICON TECHNOLOGY, INC.	For	Withhold
The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominee:
01) Michael E. Mikolajczyk	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:				For	Against	Abstain

2.	Ratification of the selection of Grant Thornton LLP as the Company’ independent registered public accounting firm for the fiscal year ending December 31, 2015.			☐	☐	☐

3.	Approval of an amendment to the Company’s Certificate of Incorporation to implement a majority voting standard in uncontested director elections.			☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)		☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M92385-P66627

RUBICON TECHNOLOGY, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William F. Weissman and Mardel A. Graffy, and each of them, proxies with full power of substitution, to vote the shares of Common Stock of Rubicon Technology, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on June 23, 2015 or any adjournments thereof, and to have all powers that the undersigned would have if personally present.

Shares represented by this proxy will be voted as directed by the stockholder. If no directions are given, the proxies will have authority to vote FOR proposal 1 (election of directors), FOR proposal 2 (ratification of selection of independent registered public accounting firm) and FOR proposal 3 (approval of amendment to certificate of incorporation to implement a majority voting standard in uncontested director elections). In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.

Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side)

Continued and to be signed on reverse side